HSBC USA INC. $ Buffered Return Enhanced Market Participation Notes Linked to the Russell 2000® Index
Filed Pursuant to Rule 433
Registration No. 333-158385
August 25, 2009
FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. The notes offered hereby will have the terms described in this free writing prospectus and the accompanying product supplement, prospectus supplement and prospectus. If the terms of the notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should be willing to forgo interest and dividend payments during the term of the notes and, if the reference return is negative, lose up to 90% of your principal.

This free writing prospectus relates to an offering of notes. The purchaser of a note will acquire a senior unsecured security linked to the Russell 2000® Index as described below. Although the offering relates to the Russell 2000® Index, you should not construe that fact as a recommendation as to the merits of acquiring an investment in any security comprising the Russell 2000® Index or as to the suitability of an investment in the related notes. The following key terms relate to the offering of notes:

Principal Amount:	$1,000 per note.
Reference Asset:	The Russell 2000® Index (the “Reference Asset”) (Ticker: RTY)
Pricing Date:	August 26, 2009
Original Issue Date:	August 31, 2009
Final Valuation Date:	August 26, 2011. The final valuation date is subject to adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
Maturity Date:
3 business days after the final valuation date, which is expected to be August 31, 2011.  The maturity date is subject to adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Upside Participation Rate:	200%
Buffer Value:	-10%
Maximum Cap:	We expect the Maximum Cap to be 43%. The actual Maximum Cap will be determined on the Pricing Date.
Payment at Maturity:	On the maturity date, for each note, we will pay you the final settlement value.
Final Settlement Value:
If the Reference Return is greater than or equal to zero, you will receive a cash payment on the maturity date, per $1,000 principal amount of notes, equal to the lesser of:
(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and
(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 principal amount of notes (zero return).

If the Reference Return is less than the Buffer Value, you will receive a cash payment on the maturity date, per $1,000 principal amount of notes, calculated as follows:
$1,000 + [$1,000 × (Reference Return + 10%)]
Under these circumstances, you will lose 1% of the principal amount of your notes for each percentage point that the Reference Return is below the Buffer Value.  For example, because the buffer protects the first 10% of loss, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the principal amount.  You should be aware that if the Reference Return is less than the Buffer Value, you may lose up to 90% of your investment.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level Initial Level
Initial Level:	The Official Closing Level of the Russell 2000® Index as determined by the calculation agent on the Pricing Date.
Final Level:	The Official Closing Level of the Russell 2000® Index as determined by the calculation agent on the final valuation date.
Official Closing Level:	The closing level of the Reference Asset on any scheduled trading day as determined by the calculation agent and displayed on Bloomberg Professional® service page “RTY <Index>”.
CUSIP/ISIN:	4042K0YW9 /
Agent’s Discount per Note / Total:	The agent’s discount may vary and will be determined on the Pricing Date.
Proceeds to HSBC USA Inc. per Note / Total:	The proceeds to us will depend on the agent’s discount and will be determined on the Pricing Date.
Form of notes:	Book-Entry.
Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-4 of this document, page PS-4 of the accompanying product supplement and page S-3 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.

We may use this free writing prospectus in the initial sale of notes.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.
We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes.  HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC. August 25, 2009

SUMMARY

General Terms

This free writing prospectus relates to one note offering linked to the Reference Asset identified on the cover page.  The purchaser of a note will acquire a security linked to a single Reference Asset.   We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the offering of notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009, and the product supplement dated April 9, 2009.  If the terms of the notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-4 of this free writing prospectus, page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•  the product supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•  the prospectus supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•  the prospectus at http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

Payment at Maturity

On the maturity date, for each note, we will pay you the final settlement value, which is an amount in cash, as described below:

If the Reference Return is greater than or equal to zero, you will receive a cash payment on the maturity date, per $1,000 principal amount of notes, equal to the lesser of:
(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and
(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 principal amount of notes (zero return).

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If the Reference Return is less than the Buffer Value, you will receive a cash payment on the maturity date, per $1,000 principal amount of notes, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)]

Under these circumstances, you will lose 1% of the principal amount of your notes for each percentage point that the Reference Return is below the Buffer Value.  For example, because the buffer protects the first 10% of loss, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the principal amount.  You should be aware that if the Reference Return is less than the Buffer Value, you may lose up to 90% of your investment.

Interest

The notes will not pay periodic interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture will have substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Sponsor

The Russell Investment Group is the reference sponsor.

INVESTOR SUITABILITY

The notes may be suitable for you if:

♦    You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the level of the Reference Asset will increase over the term of the notes.

♦    You are willing to invest in the notes based on the Maximum Cap indicated herein (the actual Maximum Cap will be determined on the Pricing Date) which may limit your return at maturity.

♦    You are willing to make an investment that is exposed to the negative Reference Return on a 1 to 1 basis for each percentage point that the Reference Return is less than -10%.

♦    You are willing to forego dividends or other distributions paid to holders of stocks comprising the Reference Asset.

♦    You do not seek current income from this investment.

♦    You do not seek an investment for which there is an active secondary market.

♦    You are willing to hold the notes to maturity.

♦    You are comfortable will the creditworthiness of HSBC, as issuer of the notes.

The notes may not be suitable for you if:

♦    You believe the Reference Return will be negative on the final valuation date or that the Reference Return will not be sufficiently positive to provide you with your desired return.

♦    You believe the level of the Reference Asset will decrease over the term of the notes.

♦    You are unwilling to make an investment that is exposed to the negative Reference Return on a 1 to 1 basis for each percentage point that the Reference Return is below -10%.

♦    You seek an investment that is 100% principal protected.

♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦    You prefer to receive the dividends or other distributions paid on any stocks included in the Reference Asset.

♦    You seek current income from your investment.

♦    You seek an investment for which there will be an active secondary market.

♦    You are unable or unwilling to hold the notes to maturity.

♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page PS-4 of the accompanying product supplement.  Investing in the notes is not equivalent to investing directly in any of the stocks comprising the Reference Asset.  You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying product supplement, prospectus supplement and prospectus.

As you review “Risk Factors” in the accompanying prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances” and

•	“—Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset.”

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your Investment in the Notes May Result in a Loss.

You will be exposed to the decline in the Final Level from the Initial Level beyond the Buffer Value of -10%.  Accordingly, if the Reference Return is less than -10%, your payment at maturity will be less than the principal amount of your notes.  YOU MAY LOSE UP TO 90% OF YOUR INVESTMENT AT MATURITY IF THE REFERENCE RETURN IS BETWEEN -10% AND -100%.

The Appreciation on the Notes is Limited By the Maximum Cap.

 You will not participate in any appreciation in the level of the Reference Asset (as magnified by the Upside Participation Rate) beyond the Maximum Cap that is expected to be 43% (to be determined on the Pricing Date). YOU WILL NOT RECEIVE A RETURN ON THE NOTES GREATER THAN THE MAXIMUM CAP.

The Notes Will Not Bear Interest.

As a holder of the notes, you will not receive periodic interest payments.

Changes that Affect the Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The policies of the reference sponsor concerning additions, deletions and substitutions of the constituents comprising the Reference Asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the Reference Asset may affect the level of the Reference Asset.  The policies of the reference sponsor with respect to the calculation of the Reference Asset could also affect the level of the Reference Asset.  The reference sponsor may discontinue or suspend calculation or dissemination of the Reference Asset.  Any such actions could affect the value of the notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

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Diversification of the Russell 2000® Index.

The return on the notes is linked to the Russell 2000® Index.  The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000ETM Index, and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Reference Asset, see the information set forth below under “Description of the Reference Asset.”

The Notes are Not Insured by Any Governmental Agency of the United States or Any Other Jurisdiction.

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of the Issuer, and in the event that the Issuer is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Uncertain Tax Treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” below, the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level.  We cannot predict the Final Level of the Reference Asset on the final valuation date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Level used in the illustrations below is not the actual Initial Level of the Reference Asset.  You should not take these examples as an indication or assurance of the expected performance of the Reference Asset. With respect to the notes, the final settlement value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The table below illustrates the payment at maturity on a $1,000 investment in notes for a hypothetical range of performance for the Reference Return from -100% to +100%. The following results are based solely on the assumptions outlined below.  You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the Reference Asset or return of the notes.

The following table and examples assume the following:
•	Principal Amount:	$1,000
•	Upside Participation Rate:	200%
•	Buffer Value:	10%
•	Initial level:	580.00
•	Maximum Cap:	43%

The actual Initial Level and Maximum Cap will be determined on the Pricing Date.

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the level of the Reference Asset has appreciated since the Pricing Date of the notes. The potential returns described here assume that your notes are held to maturity.

Hypothetical Final level	Hypothetical Reference Return	Hypothetical Total Return
1044.00	80.00%	43.00%
986.00	70.00%	43.00%
928.00	60.00%	43.00%
870.00	50.00%	43.00%
812.00	40.00%	43.00%
754.00	30.00%	43.00%
696.00	20.00%	40.00%
667.00	15.00%	30.00%
638.00	10.00%	20.00%
609.00	5.00%	10.00%
591.60	2.00%	4.00%
585.80	1.00%	2.00%
580.00	0.00%	0.00%
574.20	-1.00%	0.00%
568.40	-2.00%	0.00%
551.00	-5.00%	0.00%
522.00	-10.00%	0.00%
493.00	-15.00%	-5.00%
464.00	-20.00%	-10.00%
406.00	-30.00%	-20.00%
348.00	-40.00%	-30.00%
290.00	-50.00%	-40.00%
232.00	-60.00%	-50.00%
174.00	-70.00%	-60.00%
116.00	-80.00%	-70.00%
58.00	-90.00%	-80.00%
0.00	-100.00%	-90.00%

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The following examples indicate how the final settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes.

Example 1:  The level of the Reference Asset increases from the Initial Level of 580.00 to a Final Level of 609.00.

Reference Asset
Initial level	580.00
Final level	609.00
Reference Return	5.00%
Final Settlement Value:	$1,100.00

Here, the Reference Return is 5.00%.  Because the Reference Return is positive, and the Reference Return multiplied by the Upside Participation Rate is less than the Maximum Cap, the final settlement value would be $1,100.00 per $1,000 principal amount of notes calculated as follows:
$1,000 + $1000 × Reference Return × Upside Participation Rate
= $1,000 + ($1000 × 5.00% × 200.00%)
= $1,100

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by 200% when the Reference Return is positive and if such amount is equal to or less than the Maximum Cap.

Example 2:  The level of the Reference Asset increases from the Initial Level of 580.00 to a Final Level of 754.00.

Reference Asset
Initial level	580.00
Final level	754.00
Reference Return	30.00%
Final Settlement Value:	$1,430.00

Here, the Reference Return is 30.00%.  Because the Reference Return is positive, and the Reference Return multiplied by the Upside Participation Rate is greater than the Maximum Cap, the final settlement value would be $1,430.00 per $1,000 principal amount of notes calculated as follows:
$1,000 + ($1000 × Maximum Cap)
= $1,000 + ($1000 × 43.00%)
= $1,430.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the Reference Return is positive and if the Reference Return multiplied by 200% exceeds the Maximum Cap.

Example 3:  The level of the Reference Asset decreases from the Initial Level of 580.00 to a Final Level of 551.00.

Reference Asset
Initial level	580.00
Final level	551.00
Reference Return	-5.00%
Final Settlement Value:	$1,000.00

Here, the Reference Return is -5.00%. Because the Reference Return is negative but greater than or equal to the Buffer Value, the final settlement value would be $1,000 per $1,000 principal amount of notes (a zero return).

Example 3 shows that you will receive the return of your principal investment where the level of the Reference Asset declines by no more than 10% over the term of the notes.  Nonetheless, the receipt of only the principal amount at maturity may be less than the return that you would have received from a conventional debt security.

Example 4:  The level of the Reference Asset decreases from the Initial Level of 580.00 to a Final Level of 464.00.

Reference Asset
Initial level	580.00
Final level	464.00
Reference Return	-20.00%
Final Settlement Value:	$900.00

Here, the Reference Return is -20.00%.  Because the Reference Return is less than the Buffer Value of -10%, the final settlement value would be $900 per $1,000 principal amount of notes calculated as follows:
$1,000 + [$1000 × (Reference Return + 10%)]
= $1,000 + [$1000 × (-20.00% + 10%)
= $900

Example 4 shows that you may lose up to 90% of your initial investment if the Reference Return is less than -10%.

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DESCRIPTION OF THE REFERENCE ASSET

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in any Reference Asset or any of the securities comprising any Reference Asset or any underlying index.  All disclosures contained in this free writing prospectus regarding a Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any Reference Asset or any constituent included in any Reference Asset contained in this free writing prospectus.  You should make your own investigation into each Reference Asset.

The Russell 2000® Index

We have derived all information relating to the Reference Asset, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Russell Investment Group.  Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the Reference Asset at any time.

Russell Investment Group publishes the Reference Asset.

The Russell 2000® Index (“RTY”) is an index calculated, published, and disseminated by the Russell Investment Group, and measures the composite price performance of stocks of 2,000 companies incorporated and domiciled in the United States and its territories.  All 2,000 stocks are traded on the New York Stock Exchange, or NASDAQ, and form a part of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  RTY is designed to track the performance of the small capitalization segment of the United States equity market.

Only stocks belonging to companies domiciled in the U.S. are allowed into RTY.  Preferred and convertible preferred stock, paired shares, redeemable shares, warrants, participating preferred stock, trust receipts, rights, royalty trusts, limited liability companies, pink sheets, limited partnership, OTC Bulletin Board companies and closed-end mutual funds are excluded from RTY.  Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in RTY, although exceptions to this general rule have been made where the Russell Investment Group has determined that each class of securities acts independently of the other.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in RTY.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below.  Based on closing values on May 31 of each year, the Russell Investment Group reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies.  As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year.  Real-time dissemination of RTY began on January 1, 1987.

Computation of RTY

RTY is a capitalization-weighted index.  RTY reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date.  RTY is determined by adding the market values of the component stocks, which are gotten by multiplying the price of each stock by the number of available shares, to

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get the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of RTY on the base date of December 31, 1986.  The most recently traded price for a security will be used in determining RTY.  If a component security is not open for trading, the most recently traded price for that stock will be used.  The divisor is adjusted to reflect certain events in order to provide consistency for RTY.  The events include changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other changes.  Available shares are considered to be available for trading.  Exclusion of market value held by other listed companies and large holdings by private investors (10% or more) is based on information recorded in Securities and Exchange Commission filings.

Annual reconstitution is the process by which RTY is completely rebuilt.  Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment.  Companies may get bigger or smaller over time, or change in style characteristics.  Reconstitution ensures that the correct companies are represented in RTY.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings.  Other sources are used in cases of missing or questionable data.

The following types of shares considered unavailable for the purposes of capitalization determinations:

ESOP or LESOP shares – shares of corporations that have Employee Stock Ownership Plans (“ESOP”) or Leveraged Employee Stock Ownership Plans (“LESOP”) that comprise 10.00% or more of the shares outstanding are adjusted;

Corporate cross-owned shares – when shares of a company in RTY are held by another company also in RTY, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

Large private and corporate shares – when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding.  However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

Unlisted share classes – classes of common stock that are not traded on a United States securities exchange or NASDAQ.

The following summarizes the types of RTY maintenance adjustments and indicates whether or not an index adjustment is required.

“No Replacement” Rule – Securities that leave RTY for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced.  Therefore, the number of securities in RTY will fluctuate according to corporate activity.

Rule for Corporate Action-Driven Changes – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from RTY at the open of trading on the ex-date using the previous day's closing prices.

When acquisitions or mergers take place within RTY, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of RTY.  Shares are updated for the acquiring stock at the time the transaction is final.  Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e. the Russell 3000® Index or the Russell 1000® Index), the shares for the acquiring stock were not adjusted until month end.

Deleted Stocks – When deleting stocks from RTY as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the over-the-counter (“OTC”) Bulletin Board price.  Previously, prices used to reflect delisted stocks were the last traded price on the Primary Exchange.  There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest Primary Exchange closing price available will be used.

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Additions for Spin-Offs – Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in RTY at the latest reconstitution.

Quarterly IPO Additions – Eligible companies that have recently completed an initial public offering (“IPO”) are added to RTY at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.  Market adjustments will be made using the returns of the Russell 3000® Index.  Eligible companies will be added to RTY using their industry's average style probability established at the latest constitution.

In order for a company to be added to RTY in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements.  Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end : (i) price/trade; (ii) rank larger in total market capitalization than the market-adjusted smallest company in RTY as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

Each month, RTY is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Only cumulative changes to shares outstanding greater than 5.00% are reflected in RTY.  This does not affect treatment of major corporate events, which are effective on the ex-date.

License Agreement with Russell Investment Group

We have entered, or are exploring entering, into a non-exclusive license agreement with Russell Investment Group, whereby we and our affiliates and subsidiary companies, in exchange for a fee, will be permitted to use RTY, which is owned and published by Russell Investment Group, in connection with certain products, including the securities.

The securities are not sponsored, endorsed, sold or promoted by the Russell Investment Group (including its affiliates).  Russell Investment Group has not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the securities.  Russell Investment Group makes no representation or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of RTY to track general stock market performance.  Russell Investment Group has no relationship to HSBC other than the licensing of RTY and the related trademarks for use in connection with the securities, which index is determined, composed and calculated by Russell Investment Group without regard to HSBC or the securities.  Russell Investment Group has no obligation to take the needs of HSBC or the owners of the securities into consideration in determining, composing or calculating RTY.  Russell Investment Group is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  Russell Investment Group has no liability in connection with the administration, marketing or trading of the securities.

Russell Investment Group is under no obligation to continue the calculation and dissemination of RTY and the method by which RTY is calculated and the name “Russell 2000®” or “RTY” may be changed at the discretion of Russell Investment Group.  No inference should be drawn from the information contained in this pricing supplement that Russell Investment Group makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the securities in particular or the ability of RTY to track general stock market performance.  Russell Investment Group has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating RTY.  Russell Investment Group is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the securities or in the determination or calculation of the equation by which the securities are to be settled in cash.  Russell Investment Group has no obligation or liability in connection with the administration, marketing or trading of the securities.  The use of and reference to RTY in connection with the securities have been consented to by Russell Investment Group.

Russell Investment Group disclaims all responsibility for any inaccuracies in the data on which RTY is based, or any mistakes or errors or omissions in the calculation or dissemination of RTY.

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Historical Performance of Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the weekly historical closing levels from January 2, 2003 through August 21, 2009.  The closing level for the Reference Asset on August 21, 2009 was 581.51. We obtained the closing levels below from Bloomberg Professional® Service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® Service.

The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the Reference Asset will result in any return of any of your initial investment in excess of $100 per $1,000 principal amount of notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin LLP. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the notes as pre-paid forward or other executory contracts with respect to the Reference Asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the note for more than one year at such time for U.S. federal income tax purposes.  For a discussion of certain of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

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You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement, product supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement, product supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying prospectus supplement, product supplement and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying product supplement, prospectus supplement and prospectus is correct on any date after their respective dates.
		HSBC USA Inc. $ Buffered Return Enhanced Market Participation Notes Linked to the Russell 2000® Index August 25, 2009 FREE WRITING PROSPECTUS
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TABLE OF CONTENTS
Free Writing Prospectus
Summary	FWP-2
Investor Suitability	FWP-3
Risk Factors	FWP-4
Illustrative Examples	FWP-6
Description of the Reference Asset	FWP-8
Certain U.S. Federal Income Tax Considerations	FWP-11

Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

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